Contact: Robert Strickland
Pericom Semiconductor
Tel: 408 435-0800
rstrickland@pericom.com

PERICOM POSTPONES RELEASE OF FOURTH QUARTER 2009 FINANCIAL RESULTS AND RELATED CONFERENCE CALL AND ANNOUNCES ACCOUNTING REVIEW

San Jose, CA, August 5, 2009 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced that it will delay its fourth fiscal quarter and full year earnings release and investor conference, which typically occurs in early August of each year.

Accounting Review

Pericom is undertaking a review of accounting matters relating to the first three fiscal quarters of fiscal 2009.  Pericom cannot state at this time when the full review will be completed or when fiscal 2009 results will be announced, and intends to provide appropriate updates on these matters as soon as practicable.
To date, Pericom has identified two errors in the course of this review, but continues to examine other accounting issues that may or may not require further accounting adjustments.  These two errors are:

•
For 2009 Q1, Pericom did not record a decline in value of $414,000 on its income statement relating to an obligation owed by Lehman Brothers Holdings after Lehman filed for bankruptcy on September 15, 2008.  Pericom’s internal accounting review failed to conclude that this impairment was other-than-temporary and to include this impairment in the income statement for 2009 Q1.

•
For 2009 Q2, in connection with the conversion of Pericom’s enterprise resource planning software, there was an inadvertent misclassification of cost data.  This misclassification led to an understatement of cost of goods sold by $772,000.  This error was not quantified or identified until balance sheet reconciliations with subledgers became available and were completed after 2009 Q3 results were reported.

Pericom intends to file restated financial statements for 2009 Q1, Q2, and Q3 as soon as practicable to correct the errors identified to date.  Various financial information is affected by these errors and will be corrected.  Pericom will file a Form 8-K stating that the financial information for those periods included in Forms 10-Q filed, and press releases issued, prior to the date of this press release should not be relied upon.  Pericom’s management and the audit committee of its board of directors have discussed these matters with the company’s independent accounting firm.

Selected Fiscal 2009 Q4 Estimated Results

NEWS RELEASE August 5, 2009

Due to the matters described above, Pericom has delayed reporting 2009 Q4 and 2009 year end results pending the completion of its review of these matters.

Pericom had previously provided guidance for the fourth quarter on May 1, 2009. Revenues in the fourth fiscal quarter were expected to be in the range of $27.0 million to $30.0 million, and, subject to the results of the review described above, we now estimate that revenues will slightly exceed the top end of the range.

Gross margins were expected to be in the 32.0% to 34.0% range. In the fourth quarter we experienced a reduction in gross margins resulting from underabsorption of overhead in prior quarters as well as pricing pressure in competitive markets. We now estimate, subject to the review described above, fourth quarter margins to be in the 29.5% to 30.5% range.

Fiscal 2010 Q1 Outlook

The following statements are based on current expectations and are subject to the results of the review described above. These statements are forward looking, and actual results may differ materially.

•	Revenues in the first fiscal quarter are expected to be in the range of $31.5 million to $33.5 million.

•	Gross margins are expected to be in the 30% to 31% range. Margins are influenced by the product mix of turns business and sales, if any, of previously reserved inventory.

Forward-looking Statements

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements regarding our expectations for the accounting review and estimated 2009 Q4 and anticipated 2010 Q1 financial information described above.

Pericom’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors.  Risks relating to the accounting matters described above include but are not limited to risks that we may not be able to complete our accounting review on a timely basis, we will likely disclose material weaknesses in our internal control over financial reporting for fiscal year 2009, and the cost and consequences of the review, scope of accounting errors ultimately determined, or required remediation will be more extensive than we currently anticipate.

In addition, our business faces ongoing risks of the nature previously described in our press releases and periodic reports filed with the SEC, including risks of a prolonged continuation of the current economic downturn, softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes.

All forward-looking statements included in this document are made as of the date hereof, based on information available to Pericom as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements.  Parties receiving this release are encouraged to review our quarterly report on Form 10-Q for the quarter ended March 28, 2009, and in particular the risk factors sections of that filing.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. http://www.pericom.com.

3545 North First Street     San Jose, CA   95134     (408) 435-0800